                            MOORE CORPORATION LIMITED
           EXHIBIT 11 - CALCULATION OF EARNINGS AND EARNINGS PER SHARE
          UNDER UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                      (Expressed in United States currency)

                                                    1999                       1998                       1997
                                                    ----                       ----                       ----
Net earnings (loss) as determined
under United States generally
accepted accounting principles
(000's)(1)                                       $    72,884                $  (454,142)               $   (1,206)
                                                 =======================    =======================    =======================


Weighted average number of
shares outstanding
       - Basic                                    88,456,940                 88,455,512                 93,200,395
       - Diluted                                  89,209,291                 89,013,151                 93,611,677

Earnings (loss) per share
       - Basic                                   $      0.82                $     (5.13)               $    (0.01)
                                                 =======================    =======================    =======================
       - Diluted                                 $      0.82                $     (5.13)               $    (0.01)
                                                 =======================    =======================    =======================



(1) Refer to Note 25 of the Notes to the Consolidated Financial Statements on pages 47 to 51 of the Moore Corporation Limited 1999 Annual Report to Shareholders.

















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